FORM OF
AMENDMENT NO. [•] TO [SEVERANCE / EMPLOYMENT] AGREEMENT
THIS AMENDMENT NO. [•] (this “Amendment”) to that certain [Severance / Employment] Agreement dated [•] (the “Agreement”) is made by and between [Global Brass and Copper Holdings, Inc. / Global Brass and Copper, Inc. / A.J. Oster, LLC] (the “Company”) and [•](the “Executive”) as of April [•], 2019 (the “Effective Date”).
WHEREAS, the Company and the Executive desire to amend the Agreement as provided in this Amendment and agree that all other terms and conditions of the Agreement shall otherwise remain in place, except as expressly amended herein.
NOW, THEREFORE, for valuable consideration, receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties do hereby agree as follows, effective as of the date set forth below:
(1) A new section [•] of the Agreement is added as follows:
“[•] Section 280G. Notwithstanding anything in this Agreement to the contrary, in the event that it is determined by an independent accounting firm chosen by the Company (the “Accounting Firm”) that any economic benefit, payment or distribution by the Company to or for the benefit of Executive, whether paid, payable, distributed or distributable pursuant to the terms of this Agreement, the plans or programs referred to herein, or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (such excise tax referred to in this Agreement as the “Excise Tax”), then the value of any such Payments (the “Agreement Payments”) which constitute “parachute payments” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm, will be reduced so that the present value of all Payments (calculated in accordance with Section 280G of the Code and the regulations thereunder), in the aggregate, is equal to 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code (the “Reduced Amount”). Notwithstanding the foregoing, the Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that Executive would have a greater “Net After-Tax Receipt” of aggregate Payments if the Executive’s Agreement Payments were reduced to the Reduced Amount. If such Accounting Firm determines that the Payments shall be reduced, then such reduction shall be made first by reducing cash payments due under this Agreement, then cash payments under other agreements, plans or programs, and then non-cash benefits, in each case in the reverse order in which they are due, until the present value of the Payments is reduced to the Reduced Amount. “Net After Tax-Receipt” shall mean the present value (as determined in accordance with Section 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws (and including any employment, social security or Medicare taxes, and other taxes (including any other excise taxes)), determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the tax year in which the change in ownership or control (within the meaning of Section 280G of the Code) giving rise to the Excise Tax occurs, or such other rate(s) as the Accounting Firm determines to be likely to apply to Executive in the relevant tax year(s) in which any Payment is expected to be made.”
(2) Except as modified hereby, the Agreement shall remain in full force and effect and unmodified.
(3) This Amendment shall be governed by the laws of the State of Illinois without regard to the principles of conflicts of laws of the State of Illinois or those of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Illinois.
(4) This Amendment may be executed in one or more counterparts, each of which shall be deemed to be a duplicate.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

[Executive]

[GLOBAL BRASS AND COPPER HOLDINGS, INC.] / [GLOBAL BRASS AND COPPER, INC.] / [A.J. OSTER, LLC]

By:
Name:
Title: